UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)
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FISHER COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The following press release was issued by Fisher Communications, Inc. on April 21, 2008:
MEDIA RELEASE
ISS RECOMMENDS THAT FISHER COMMUNICATIONS, INC. SHAREHOLDERS VOTE FOR
2008 EQUITY INCENTIVE PLAN
SEATTLE—(MARKETWIRE)—April 21, 2008—Fisher Communications, Inc. (NASDAQ: FSCI) announced that Institutional Shareholder Services (“ISS”), a leading independent proxy advisory firm, has issued voting recommendations in connection with the Company’s Annual Meeting of Shareholders to be held on Wednesday, April 30, 2008. ISS is recommending that Fisher’s shareholders vote FOR the approval of the Fisher Communications, Inc. 2008 Equity Incentive Plan. ISS also recommended that shareholders vote FOR each of the Company’s nominees for director.
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About Fisher Communications
Fisher Communications, Inc. is a Seattle-based communications company that owns and operates 13 full power television stations (including a 50%-owned television station), eight low power television stations and eight radio stations in the Western United States. The Company owns and operates Fisher Pathways, a satellite and fiber transmission provider; Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle; and Pegasus News, an online start-up and hyper-local media pioneer based in Dallas. For more information about Fisher Communications, Inc., go to www.fsci.com.
     CONTACT:

Name:	Colleen B. Brown
Title:	President & CEO
Company:	Fisher Communications, Inc.
Phone:	(206) 404-6783
E-mail:	cbrown@fsci.com